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                                                               EXHIBIT 4.17

LLOYDS
BANK





                                          GROUP DOCUMENTATION & ADVISORY UNIT

                                          Lloyds Bank Plc,
                                          71 Lombard Street
                                          London EC3P 3BS

                                          TELEX:           888301 (Answerback:
                                                            Loydln G)
The Directors,                            FACSIMILE:       0171 356 1205
Sun Hydraulics Limited,
Wheler Road,                              TELEPHONE:       0171 626 1500
Whitley,                                  EXTENSION:       1463
Coventry,
West Midlands CV3 4LA                     OUR REF:         D/BWOO/CFGO3940

                                          DATE:            19th June 1996



Dear Sirs:

$800,000 REVOLVING LOAN FACILITY

We, Lloyds Bank Plc (the "BANK") are pleased to offer to Sun Hydraulics Limited (the "BORROWER") a loan facility of up to L.800,000 (eight hundred thousand pounds sterling) (the "FACILITY") upon and subject to the terms and conditions of this letter.

1.       DEFINITIONS

"Acceptance Date" means the date of the signed acceptance of this letter by the Borrower.

"Business Day" means a day other than a Saturday or a Sunday on which banks are open in London.

"Current Account" means the sterling current account of the Borrower with the Bank's Coventry Branch.

"Event of Default" means an event described in Clause 10 hereof or any circumstance which with the giving of notice and/or the passing of time could become such an event.

"Existing Facility" means the facility of up to L.400,000 provided to the Borrower by the Bank pursuant to a facility letter dated 17th May 1994.

"Expiry Date" means 30th June 2001.

"Facility Limit" means L.800,000 subject to any cancellation or other reduction thereof with the terms of this letter and less any amount from time to time outstanding under the Existing Facility.

"Financial Statement" means at any particular time the then latest audited consolidated balance sheet and profit and loss account of the Borrower and its Subsidiary Undertakings together with the notes to both.
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LLOYDS                              - 2 -
BANK




"Parent" means Sun Hydraulik Holdings Limited.

"Subsidiary Undertaking" shall have the meaning described to it in Section 258 of the Companies Act 1985. During any period in which the Borrower does not have a Subsidiary Undertaking all references herein to "Subsidiary Undertakings" of the Borrower and "consolidated" shall be ignored and the appropriate text read and construed accordingly.

"Total Outstandings" means at any particular time the aggregate principal amount of all drawings outstanding at such time.

Words denoting the singular number only shall include the plural and vice versa.

2.       AMOUNT & AVAILABILITY

(a) Subject to the terms hereof the Facility shall remain available until and may be utilised on any Business Day prior to the Expiry Date provided that no utilisation may be effected on any particular day if the amount thereof would otherwise cause the Total Outstandings on that day to exceed the Facility Limit.

(b)      The proceeds of each drawing will be credited to the Current Account.

         All such proceeds shall be utilised by the Borrower in or towards financing the cost of capital expenditure on plant and machinery and shall be held in trust for the Bank until so applied.

(c) All moneys outstanding hereunder shall be repaid by the Borrower on or before the Expiry Date.

(d) The Facility shall be in substitution for the Existing Facility. With effect from the date that the preconditions specified in Clause 7(a) hereof are completed to the Bank's satisfaction no further availments shall be made under the Existing Facility and amounts then outstanding under the Existing Facility shall be deemed to be outstanding hereunder whereupon the Existing Facility shall be cancelled.

3.       TERMS OF OPERATION

The Borrower may make drawings from time to time hereunder in minimum amounts of L.20,000 subject to receipt by the Bank of notice from the Borrower by 10 a.m. on the date of drawing. Any drawing may be repaid by the Borrower on any Business Day prior to the Expiry Date subject to receipt by the Bank of notice of such repayment prior to 10 a.m. on the date of repayment.

Interest will accrue from day to day on the cleared daily balance of drawings a margin of 2 1/4% per annum above Bank's Base Rate from time to time and shall be paid on such date in each month as the bank may from time to time require and additionally on the date of final repayment of the Facility.

4.       COMMITMENT INTEREST

The Borrower shall from 1st July 1996 until the Expiry Date (or such other date on which the Facility is cancelled in full) pay to the Bank commitment interest at the rate of 1/4% per annum on the daily available undrawn balance of the Facility Limit.
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LLOYDS                               - 3 -
BANK



Commitment interest shall be calculated quarterly in arrear and on the last day of availability of the Facility and shall be paid within 14 days of the date of the Bank's claim therefor.

5.       ADDITIONAL COSTS

(a) If the application of or introduction of or any change in any applicable law, regulation, requirement, directive or request or any change in the interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or by any self-regulating organisation or court of competent jurisdiction (in any case whether or not having the force of law) shall subject the Bank to any tax, duty or other charge with respect hereto or change the basis of taxation on any amounts payable to the Bank hereunder (except in respect of tax on the overall net income of the Bank) or impose, modify or deem applicable requirements in respect of any liquid asset, special or other deposit or prudential or cash ratio or other requirements against, or the allocation by the Bank of capital in support of, any assets or liabilities or contingent liabilities of, deposits with or for the account or, or advances or commitments made by the Bank, and this shall increase the cost to the Bank of maintaining the Facility or shall reduce the amount of principal or interest receivable by the Bank or shall otherwise reduce the return to the Bank hereunder by an amount which the Bank deems material, the Borrower shall pay to the Bank upon demand such additional amounts as are necessary to compensate the Bank against such increased cost or reduction.

(b) All legal, valuation and other costs and expenses including any stamp and other duties and registration fees on a full indemnity basis and value added tax thereon incurred by the Bank in the preparation of this letter and any guarantee or security given pursuant hereto and in connection with the enforcement, administration and preservation of its rights under the Facility shall be payable by the Borrower on demand.

(c) On the Acceptance Date the Borrower shall pay to the Bank an arrangement fee of L.1,000.

6.       CANCELLATION

The Borrower may by not less than 5 Business Days' prior notice cancel any part of the Facility Limit which will be unutilised at the expiration of said notice in an amount of L.20,000 or any multiple thereof. Such notice shall specify the date of cancellation and the amount by which the Facility Limit is to be reduced. No part of the Facility Limit which has been cancelled may be re-instated.

7.       CONDITIONS PRECEDENT & SECURITY

(a) The obligations of the Bank hereunder shall not come into effect unless and until it has received in form and substance satisfactory to it:

         (i) a copy of this letter duly signed by way of acceptance on behalf of the Borrower;

         (ii) a certified copy of the board resolution of the Borrower authorising acceptance of this letter and nominating the person(s) authorised to sign this letter on its behalf, and the person(s) authorised to give notices of drawing and other communications required hereunder, together with their duly authenticated specimen signatures; and
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LLOYDS                               - 4 -
BANK


         (iii) such evidence as the Bank shall require to confirm that the security already held by the Bank described in Clause 7(b) hereof is in full force and effect.

(b) All amounts owing to the Bank under or pursuant to the Facility shall at all times be secured by:

         (i) an unlimited debenture from the Borrower in the Bank's standard form dated 30th October 1986; and

         (ii) a first legal charge in the Bank's standard form dated 6th May 1988 over the leasehold property situate at Wheler Road, Whitley, Coventry, West Midlands,

together the "SECURITY:.

The Security and all other security held by the Bank now or in the future shall be continuing security not only for the Facility but also for all other moneys obligations and liabilities whether certain or contingent at any time due and owing or incurred by the Borrower to the Bank.

8.       REPRESENTATIONS & WARRANTIES

(a)      The Borrower hereby represents and warrants to the Bank that:

         (i) all action necessary to authorise its execution of this letter and the security documents required pursuant to the terms of this letter and its performance of its respective obligations hereunder and thereunder has been duly taken and neither such execution nor such performance will constitute or result in any breach of any agreement, law, requirement or regulation;

         (ii) no material litigation, administrative or judicial proceedings are presently pending or threatened against it or any of its Subsidiary Undertakings;

         (iii) there has been no material adverse change in the financial condition of it or any of its Subsidiary Undertakings since the date of the Financial Statement received by the Bank prior to the date of this letter; and

         (iv)    no Event of Default has occurred and is continuing.

(b) The Borrower shall be deemed to repeat the representations and warranties set out in Clause 8(a) hereof on each day on which any amount remains owing to the Bank hereunder or for as long as the Bank is under any obligation to make the Facility available in each case as if made at each such time with reference to the facts and circumstances then existing.

9.       UNDERTAKINGS OF THE BORROWER

From the Acceptance Date and for as long as the Bank is under any obligation to make the Facility available or for as long as any moneys or liabilities are owing or incurred to the Bank hereunder the Borrower:
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LLOYDS                               - 5 -
BANK



(a) shall not, and shall procure that none of its Subsidiary Undertakings shall, without the prior written consent of the Bank:

         (i) materially change the nature of its respective business as now conducted;

         (ii) create or permit to subsist or arise any mortgage, charge, pledge or lien or any other security interest or encumbrance (other than a lien arising solely by operation of law in the ordinary course of business) over any of its or such Subsidiary Undertaking's present or future undertaking, property, revenue or assets (except as provided herein);

         (iii) enter into or permit to subsist any transaction which, in legal terms, is not secured indebtedness but which in the Bank's opinion has an economic or a financial or commercial effect similar to that of secured indebtedness; or

         (iv) part with, sell, transfer, lease or otherwise dispose of (or attempt or agree to do any such thing) the whole or any material part of its or such Subsidiary Undertaking's undertaking, property, revenue or assets (either by a single transaction or a number of transactions whether related or not) other than for full value on an arm's length basis; and

(b)      shall supply to Lloyds Bank Commercial Service, Warwickshire &
         Solihull:

         (i) as soon as practicable (and in any event within 150 days after the close of each of its financial years) copies of its Financial Statement and the accounts of such of its Subsidiary Undertakings as the Bank may from time to time require for that financial year;

         (ii) as soon as practicable (and in any event within 30 days of the end of each of its financial quarters) copies of the management accounts of the Borrower for that quarter, such accounts to be in form, substance and content acceptable to the Bank and to be certified by a director of the Borrower;

         (iii) as soon as practicable (and in any event within 10 days of the end of each of its financial quarters) an age analysis of the debtors and creditors of the Borrower for that quarter, such analyses to be in form, substance and content acceptable to the Bank and to be certified by a director of the Borrower; and

         (iv) promptly on request, such other information regarding the financial condition or the business of the Borrower or any of its Subsidiary Undertakings as the Bank may reasonably require; and

(c) shall immediately upon becoming aware of the same give the Bank notice of the occurrence of any Event of Default.

10.      EVENTS OF DEFAULT

In the event that:

(a)      the Borrower fails to pay any sum due hereunder on its due date;
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LLOYDS                               - 6 -
BANK




(b) the Borrower defaults in the due performance or observance of any obligation accepted or undertaking given by it to the Bank or any representation warranty or statement made or deemed made by the Borrower herein or pursuant hereto proves to be incorrect or misleading;

(c) any other indebtedness of the Borrower becomes due or capable of being declared due prior to the stated due date for payment thereof or the Borrower defaults in the payment when due of any indebtedness or defaults in paying on the due date any sum payable by it under any guarantee, indemnity or similar undertaking given by it or steps are taken to enforce any security for any liability of the Borrower present or future;

(d) an encumbrancer takes possession or a receiver or similar official is appointed of any of the assets or undertaking of the Borrower or a petition is presented for the making of an administration order or any judgment made against the Borrower is not paid out, stayed or discharged within 14 days;

(e) proceedings are commenced or a petition is presented (and is not dismissed within 30 days) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Borrower is or becomes insolvent or stops or threatens to stop payment of its debts generally or is deemed unable to pay its debs (whether within the meaning of Section 123 of the Insolvency Act of 1986 or otherwise) or the directors of the Borrower become obliged to convene a meeting pursuant to Section 142 of the Companies Act of 1985 or the Borrower makes or seeks to make any arrangement or composition with its creditors (whether under Part 1 of the Insolvency Act 1986 or otherwise);

(f) any guarantee, other security or other arrangement relied upon by the Bank in connection with the Facility ceases to be continuing or ceases to remain in full force and effect or in the Bank's opinion becomes in jeopardy or if any provision thereof is not complied with for any reason whatsoever;

(g) the Borrower ceases or threatens to cease to carry on its business in the normal course or fails to maintain or breaches any franchise, licence or right necessary to conduct its business or breaches any legislation relating to its business, including without limitation any applicable environmental protection laws;

(h) the Borrower ceases to be a wholly owned Subsidiary Undertaking of the Parent, or the persons who now have control of the Borrower cease to have control of the Borrower ("CONTROL" having the meaning ascribed to it in Section 840 of the Income and Corporation Taxes Act 1988) or voting control of the Borrower is acquired by any person, or company or group of connected persons (as defined in Section 839 of the Income and Corporation Taxes Act 1988) not having control of the Borrower at the date hereof;

(i) any of the above events mutatis mutandis occur or proceedings analogous or equivalent thereto arise in relation to the Parent, any Subsidiary Undertaking of the Parent or the Borrower or any guarantor of the Facility; or

(j) the Borrower undertakes or is subject to any action or occurrence which in the opinion of the Bank causes the payment of any amount owing hereunder to be at risk,

then the Bank shall have the right at any time or times thereafter to declare its commitments hereunder cancelled and/or all amounts then outstanding hereunder payable on demand, whereupon such commitments shall be so cancelled and/or such outstandings shall be so payable, and/or to declare the Facility immediately due and payable,
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LLOYDS                               - 7 -
BANK




whereupon the Borrower shall pay to the Bank the total principal amount outstanding hereunder together with accrued interest thereon and any other amounts payable hereunder.

If any amount is not paid when due hereunder (including under this clause) the Borrower shall pay to the Bank on demand interest on such sum (whether before or after judgment) at 5 1/4% per annum of the Bank's Base Rate from time to time, running from the date of such default to the date of receipt of such sum in full by the Bank. Interest, if unpaid, shall be added to the sum in default at monthly intervals.

11.      INDEMNITIES

The Borrower shall indemnify the Bank, without prejudice to any of the Bank's other rights hereunder, against any loss or expense as certified by the Bank, including legal expenses on a full indemnity basis and loss of profit which the Bank may incur or sustain as a consequence of the occurrence of any Event of Default or any failure by the Borrower to pay any sum demanded by the Bank as a result thereof.

12.      NOTICES

(a) All communications from the Borrower in respect of the Facility shall be irrevocable and shall, unless otherwise specified in this letter, be sent by letter to the Bank's Coventry Branch or to such address as the Bank may notify in writing to the Borrower from time to time.

(b) Any notice or demand to be given by the Bank shall be given in writing or by telex and without prejudice to any other effective mode of service shall be deemed to have been sufficiently served if sent to the Borrower at its address given above or to its registered office for the time being if given by post on the day following that on which it was posted and if given by telex at the time of despatch.

13.      PAYMENTS

(a) All payments due from the Borrower hereunder shall be made without any deduction or withholding of any nature whatsoever.

(b) The Borrower hereby authorises the Bank to debit the Current Account with the amount of all sterling payments due to the Bank from time to time under the terms of this letter and undertakes to ensure that there will be sufficient cleared funds available on that account or sufficient availability within any agreed overdraft thereon by noon on any relevant date to cover all such payments falling due on that date.

14.      MISCELLANEOUS

(a) No failure or delay on the part of the Bank to exercise its rights shall operate as a waiver thereof nor shall any single exercise or any partial exercise or waiver of any such right exclude any other or further exercise thereof.

(b) The Bank may at any time whether before or after any demand hereunder for payment without notice to the Borrower apply any moneys standing to the credit of the Borrower on any account and whether subject to notice or not and whether denominated in sterling or in any other currency in or towards satisfaction of any liabilities of the Borrower under this letter.
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LLOYDS                               - 8 -
BANK





(c) If the due date for any payment would otherwise fall on a non-Business Day, the effective date shall be the next succeeding Business Day.

(d) This letter shall be binding upon and shall inure to the benefit of the Bank and the Borrower and their respective successors and assigns, provided that the Borrower shall not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Bank.

(e) All calculations in respect of interest (including commitment interest) due to the Bank under the Facility shall be on the basis of the actual number of days elapsed and a 365 day year.

(f) In this letter reference to any statutory provision shall be deemed to mean and to include a reference to any modification or re-enactment thereof for the time being in force.

(g) This letter shall be governed by and construed in accordance with English law.

15.      PERIOD OF OFFER

The offer of the Facility is open for acceptance by returning the attached duplicate of this letter with the acknowledgment duly signed by authorized officers of the Borrower to be received by Lloyds Bank Commercial Service, Warwickshire & Solihull not later than 31st July 1996 failing which the offer will lapse.

Yours faithfully,
For and on behalf of Lloyds Bank Plc

/s/  R.J. Surrey


R.J. Surrey,
Senior Manager.

We hereby acknowledge and accept the terms of your offer dated 19th June 1996 of which this is a duplicate and agree all the terms and conditions therein contained.

Dated this 30th day of July, 1996

Pursuant to a Resolution of the Board dated 29 July 1996

For and on behalf of Sun Hydraulics Limited